Exhibit 5.1

January 21, 2025

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Re: Unitil Corporation—Registration Statement on Form S-8

Ladies and Gentlemen:

I am Chief Regulatory Counsel for Unitil Service Corp. In my capacity as Chief Regulatory Counsel, I advise and represent Unitil Corporation (the “Company”) and its regulated subsidiaries in a broad range of corporate, business and regulatory matters. As a result, I have current knowledge of the legal activities of the Company. I have served in such capacity in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 filed on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 350,000 shares of common stock, no par value, of the Company (the “Shares”) to be issued pursuant to the Unitil Corporation Third Amended and Restated 2003 Stock Plan (the “Plan”).

In my capacity as Chief Regulatory Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In rendering the opinion set forth herein, I have examined, am familiar with, and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New Hampshire, (iii) the By-Laws of the Company, as amended, certified to me by the Secretary of the Company to be true, correct, and complete as of the date hereof, and (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as I have deemed necessary or appropriate for the purposes of the opinion rendered herein. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. I have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to the opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

www.unitil.com

Based upon and subject to the foregoing, and subject to the limitations set forth below, I am of the opinion that the Shares will be validly issued, fully paid and non-assessable when:

•	the Registration Statement shall have become, and for so long as it shall remain, effective for the purpose of the issuance and sale of the Shares; and

•	issued pursuant to and in accordance with the Plan and any applicable award agreements.

In rendering the foregoing opinion, I express no opinion as to any laws other than the New Hampshire Business Corporation Act.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Patrick H. Taylor
Patrick H. Taylor
Chief Regulatory Counsel
Unitil Service Corp.

www.unitil.com